Exhibit 10.260

Portions of this exhibit marked [*] are requested to be treated confidentially.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into on this 14th day of April, 2008, to be effective on the 28th day of July, 2008 (the “Effective Date”), by and between PPD Development, LP, a Texas limited partnership (the “Company”), with a mailing address for notice purposes of 929 North Front Street, Wilmington, North Carolina 28401, Attention: Fred N. Eshelman, and Christine A. Dingivan, MD (“Employee”), an individual whose mailing address for notice purposes is 854 Still Creek Lane, Gaithersburg, Maryland 20878.

RECITALS

A. The Company, together with its subsidiaries, affiliates and parent companies, is a clinical research organization engaged in the business of providing drug discovery and development services to pharmaceutical, biotechnology, medical device, government and academic organizations throughout the world (the “Business”).

B. The Company desires to employ Employee and Employee desires to be employed by the Company, all upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants of the parties hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE 1

EMPLOYMENT AND DUTIES

1.1 Employment of Employee. On the Effective Date, the Company agrees to employ Employee and Employee accepts such employment pursuant and subject to the terms and conditions of this Agreement.

1.2. Duties and Powers. During the Employment Period (as defined herein), Employee shall serve as the Executive Vice President and Chief Medical Officer of the Company and will have such responsibilities, duties and authority, and will render such services for and in connection with the Company and its subsidiaries, affiliates and parent companies as are customary in such position and as the Board of Directors (the “Board”) and the Chief Executive Officer of Pharmaceutical Product Development, Inc. (“PPD”) shall from time to time reasonably direct. Employee shall devote Employee’s full business time and attention exclusively to the Business of the Company and shall use best efforts to faithfully carry out Employee’s duties and responsibilities hereunder. Employee shall comply with all personnel policies and procedures of the Company and PPD as the same now exist or may be hereafter implemented from time to time, including those policies contained in PPD’s employee manual or handbook which sets forth policies and procedures generally for employees of PPD and its subsidiaries and affiliates (the “Handbook”) to the extent not inconsistent with this Agreement.

ARTICLE 2

TERM OF EMPLOYMENT

Unless sooner terminated as provided elsewhere in this Agreement, Employee’s employment under this Agreement shall begin on the Effective Date and end at 11:59 p.m. Eastern Time on July 27, 2009 (“Initial Employment Period”). This Agreement shall automatically renew for successive one-year periods, unless either the Company or Employee provides written notice to the other at least sixty (60) days prior to the termination of the Initial Employment Period or any renewal period stating said party’s desire to terminate this Agreement. The Initial Employment Period and any extension or renewal thereof shall be referred to herein together as the “Employment Period”. Notwithstanding anything to the contrary contained herein, the Employment Period is subject to termination pursuant to Article 4 hereof.

ARTICLE 3

COMPENSATION AND BENEFITS

3.1 Base Salary. The Company will pay Employee an annual base salary at a rate of $355,000 per annum (the “Base Salary”), payable in accordance with the Company’s regular payroll policy for salaried employees. The Base Salary of Employee may be subject to increase annually during the Employment Period by the Company. If the Employment Period is terminated pursuant to Article 4 hereof or is otherwise shorter than a full contract year, then the Base Salary for any partial year will be prorated based on the number of days elapsed in such year during which services were actually performed by Employee.

3.2 Sign-On Bonus. The Company will pay Employee a one-time bonus of $75,000 in cash within thirty (30) days of the Effective Date in accordance with the terms of a separate sign-on bonus agreement to be entered into simultaneously with this Agreement.

3.3 Benefits.

a. During the Employment Period, Employee shall be eligible to participate in and/or receive benefits under the health insurance, group term life/AD&D, short and long-term disability, retirement, paid-time off and other plans maintained from time to time by the Company, subject in each instance to Employee meeting all eligibility and qualification requirements of such plans. During the Employment Period, Employee shall be entitled to twenty-seven (27) days of paid-time-off, subject to the provisions of the Handbook.

b. Except as provided below, in addition to the benefits provided in (a) above, during the Employment Period Employee shall be entitled to participate in (i) the employee incentive compensation plan maintained for employees of the Company, as the same may be amended from time to time (the “Incentive Compensation Plan”), or any successor plan, and (ii) the 1995 Equity Compensation Plan maintained by PPD, as the same has been and may be amended from time to time, or any successor plan (the “ECP”), subject in each instance to Employee meeting all eligibility and qualification requirements of such plans. For the Initial Employment Period, in lieu of participating in the Incentive Compensation Plan, the Company shall pay Employee a fixed cash bonus equal to $177,500 (the “Initial Employment Period Bonus”) on or about July 27, 2009, provided that this Agreement has been renewed pursuant to Article II hereof for a one-year renewal period, unless the Company has elected to terminate this Agreement pursuant to Article II, in which case the Company shall continue to be obligated to pay the Initial Employment Period Bonus. For the calendar year 2009 and thereafter during the term of this Agreement, Employee shall participate in the Incentive Compensation Plan as provided in (i) above.

3.4 Initial Stock Option Grant. The Company shall grant to Employee as of the Effective Date non-qualified options to purchase 90,000 shares of PPD’s common stock. Said stock options shall be granted pursuant and subject to the ECP and PPD’s standard terms and conditions for nonqualified stock option grants as of the Effective Date. In addition, said nonqualified stock options (i) will be subject to a three-year linear vesting schedule under which one-third of the options will vest on the first, second and third anniversaries of the option grant and (ii) will be priced based on the Nasdaq closing price of PPD’s common stock on the Effective Date.

3.5 Expenses. The Company will reimburse Employee, in accordance with and subject to Employee’s compliance with the Company’s policy, for Employee’s necessary and reasonable out-of-pocket expenses incurred in the course of performance of Employee’s duties hereunder. All reimbursement of expenses to Employee hereunder shall be conditioned upon presentation of sufficient documentation evidencing such expenses.

3.6 Working Facilities. Employee’s primary work location shall be the Company’s principal office in Wilmington, North Carolina. From the Effective Date until such date as the parties mutually agree (the “Transition Period”), Employee shall be permitted to work from her residence in Maryland for at least 25% but no more than 50% of the working days in each month during the Transition Period, unless the Chief Executive Officer of PPD otherwise approves in writing. During the Transition Period, the Company shall reimburse Employee for travel, lodging and ground transportation expenses incurred by Employee for up to two (2) round trips per month between North Carolina and Maryland. Both during and after the Transition Period, the Company shall furnish Employee with such office space, equipment, technical, secretarial and clerical assistance and such other facilities, services and supplies as shall be reasonably necessary to enable Employee to perform the duties required of Employee hereunder in an efficient and professional manner.

3.7 Use of Aircraft. Employee shall be entitled to use the Company’s aircraft for personal use up to a maximum of 5,000 miles per year, subject to the terms and conditions of the Company’s aircraft policy as the same may be amended from time to time.

ARTICLE 4

TERMINATION OF EMPLOYMENT

4.1 Basis for Termination. Notwithstanding any other provision in this Agreement to the contrary, the Employment Period and Employee’s employment hereunder shall terminate effective on the date indicated upon the happening of any of the following events:

a. Upon the death of Employee, effective immediately on the date of death without any notice;

b. Upon a determination by the Chief Executive Officer of PPD, acting in good faith and not in an arbitrary or capricious manner, but made in his sole discretion, that Employee has become physically or mentally incapacitated, as determined under the Company’s short-term disability policy, and is unable to perform her duties under this Agreement as a result of such disability, which inability continues for a period of sixty (60) days during any twelve-month period hereunder, effective upon the date said determination is communicated to Employee or such later date as specified by the Chief Executive Officer of PPD; or

c. Upon Employee: (i) failing to substantially perform her duties under or otherwise breaching any of the material terms of this Agreement; (ii) demonstrating negligence or willful misconduct in the execution of her duties; or (iii) being convicted of a felony. In the case of (i) or (ii) above, the Company shall provide written notice thereof to Employee, and the Employment Period and Employee’s employment hereunder will automatically terminate if Employee fails to cure such default within 30 days of Employee’s receipt of such written notice without any further action or notice by the Company. In the case of (iii) above, the Employment Period and Employee’s employment hereunder will terminate immediately upon her conviction of a felony without any further action or notice by the Company.

4.2 Compensation After Termination During Employment Period. If the Company terminates Employee’s employment during the Employment Period pursuant to Section 4.1 hereof or if either party terminates this Agreement pursuant to Article 2 hereof, then the Company shall have no further obligations hereunder or otherwise with respect to Employee’s employment from and after the termination or expiration date, except that the Company shall pay Employee’s Base Salary accrued through the date of termination or expiration and shall provide such benefits as are required by applicable law. From and after such termination or expiration date, the Company shall continue to have all other rights available hereunder, including without limitation all rights under Article 5 hereof, the Proprietary Agreement, and at law or in equity.

ARTICLE 5

PROPRIETARY INFORMATION

Prior to or coincident with the commencement date of this Agreement, Employee shall execute and deliver to the Company its standard Proprietary Information and Inventions Agreement (the “Proprietary Agreement”), a copy of which is attached hereto as Annex A.

ARTICLE 6

NON-COMPETITION COVENANT

6.1 Non-Competition Covenant. Beginning on the Effective Date and continuing for a period of [*] following the effective date of the termination (the “Termination Date”) of Employee’s employment with the Company for any reason, including, without limitation, termination pursuant to Article 2 hereof (the “Non-Competition Period”), Employee will not (other than for the direct and sole benefit of the Company pursuant to this Agreement), directly or indirectly, either as an individual, as an officer, director, employee, shareholder, consultant, contractor, partner, joint venturer, agent, or equity owner of any person, firm, corporation, partnership, limited liability company, trust or other business entity, or in any other capacity whatsoever, engage in any activity that is in competition with the Business of the Company in any location in the world. Notwithstanding the foregoing, the Company agrees that (i) this Section 6.1 shall not prohibit Employee from working for a pharmaceutical, biotechnology or medical device organization that is not a clinical research organization or otherwise competing with the Business by providing drug discovery or development services to third parties on a fee for service basis and (ii) that Employee may own up to two percent (2%) of the outstanding voting securities of any publicly-traded company that is engaged in a business activity prohibited by this Section 6.1 so long as the Employee does not otherwise participate in such business in any way prohibited by this Section 6.1. For purposes of this Article 6, the term Company shall include the Company as defined herein and its subsidiaries, affiliates and parent companies.

6.2 Reasonableness of Restrictions; Reformation. Employee acknowledges and agrees that the Company conducts the Business and services clients of the Business throughout the world, and that its ability to do so is not based on its geographic location. In addition, Employee acknowledges and agrees that the geographic scope of the non-competition covenants in Section 6.1 above are reasonable and no

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

broader than necessary to protect the legitimate business interests of the Company. Employee further acknowledges and agrees that the scope of the prohibited activities and time duration in this Article 6 are reasonable in nature, are no broader than necessary to protect the legitimate business interests of the Company, and that irreparable injury will result to the Company if the Employee breaches the provisions of this Article 6. Therefore, if Employee breaches any of the provisions of this Article 6, notwithstanding any other provision of this Agreement to the contrary, the Company shall be entitled to immediate temporary injunctive and other equitable relief, without bond and without the necessity of showing actual monetary damages, subject to hearing as soon thereafter as possible. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach by Employee, including the recovery of any damages which it is able to prove. If a court of competent jurisdiction determines that any portion of this Article 6 is invalid or unenforceable, the remainder of this Article 6 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court of competent jurisdiction construes any of the provisions of this Article 6, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

6.3 Jurisdiction and Venue. The parties agree that the United States District Court for the Eastern District of North Carolina (sitting in Wilmington, North Carolina) shall have exclusive jurisdiction to enforce the covenants under this Article 6 and to otherwise resolve any disputes or controversies under this Article 6. If such court lacks jurisdiction over any such proceeding, the parties agree that the North Carolina District Court in New Hanover County, North Carolina shall have exclusive jurisdiction to enforce the covenants under this Article 6 and to otherwise resolve any disputes or controversies under this Article 6. The parties agree that venue in either of such courts is proper and waive any claims and/or defenses based on improper venue.

ARTICLE 7

MISCELLANEOUS

7.1 Withholding Taxes. All amounts payable under this Agreement, whether such payment is to be made in cash or other property, shall be subject to applicable withholding requirements for Federal, state and local income taxes, employment and payroll taxes, and other legally required withholding taxes and contributions to the extent appropriate in the determination of the Company, and Employee shall report all such amounts as ordinary income on Employee’s personal income returns and for all other purposes.

7.2 Assignment. No party hereto may assign or delegate any of its rights or obligations hereunder without the prior written consent of the other party hereto; provided, however, that the Company shall have the right to assign all or any part of its rights and obligations under this Agreement (i) to any member, subsidiary or affiliate of the Company or any surviving entity following any merger or consolidation of any of those entities with any entity other than the Company, or (ii) in connection with the sale of the Business by the Company.

7.3 Binding Effect. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall be binding upon and inure to the benefit of the respective legal representatives, heirs, successors and permitted assigns of the parties hereto.

7.4 Entire Agreement. This Agreement sets forth the entire understanding of the parties and supersedes and preempts all prior oral or written understandings and agreements with respect to the subject matter hereof.

7.5 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

7.6 Amendment; Modification. No amendment or modification of this Agreement and no waiver by any party of the breach of any covenant contained herein shall be binding unless executed in writing by the party against whom enforcement of such amendment, modification or waiver is sought. No waiver shall be deemed a continuing waiver or a waiver in respect of any subsequent breach or default, either of a similar or different nature, unless expressly so stated in writing.

7.7 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of North Carolina, without giving effect to provisions thereof regarding conflict of laws.

7.8 Arbitration. Except for disputes, controversies or claims under Article 6 and the Proprietary Agreement, any dispute, controversy or claim arising out of or relating to this Agreement, including but not limited to its existence, validity, interpretation, performance or non-performance or breach, shall be decided by a single neutral arbitrator agreed upon by the parties hereto in Wilmington, North Carolina in binding arbitration pursuant to the commercial arbitration rules of the American Arbitration Association then in effect. The parties to any such arbitration shall be limited to the parties to this Agreement or any successor thereof. The written decision of the arbitrator shall be final and binding and may be entered and enforced in any court of competent jurisdiction. Each party waives any right to a jury trial in any such forum. Each party to the arbitration shall pay its fees and expenses, unless otherwise determined by the arbitrator.

7.9 Notices. All notices, demands or other communications to be given or delivered hereunder or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been properly served if (a) delivered personally, (b)

delivered by a recognized overnight courier service, (c) sent by certified mail, return receipt requested and first class postage prepaid, or (d) sent by facsimile transmission followed by a confirmation copy delivered by a recognized overnight courier service the next day. Such notices, demands and other communications shall be sent to the address first set forth above, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Date of service of such notice shall be (i) the date such notice is personally delivered or sent by facsimile transmission (with issuance by the transmitting machine of a confirmation of successful transmission), (ii) the date of receipt if sent by certified mail, or (iii) the date of receipt if sent by overnight courier.

7.10 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

7.11 Descriptive Heading; Interpretation. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:	PPD DEVELOPMENT, LP

	By:	PPD GP, LLC
Its: General Partner

	By:	/s/ Frederic N. Eshelman
	Name:	Fredric N. Eshelman
	Title:	Chief Executive Officer

EMPLOYEE:	/s/ Christine A. Dingivan, MD
Christine A. Dingivan, MD

ANNEX A

PROPRIETARY INFORMATION

AND INVENTIONS AGREEMENT

In consideration and as a condition of my employment by PPD Development, LP, a Texas limited partnership, or any parent, affiliate, subsidiary, successor or assigns, as the case may be (collectively referred to herein as the “Company”), I hereby agree as follows:

1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has commercial value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, systems, manuals, forecasts and other business information, improvements, inventions, business strategies, business methods and practices, formulas, product ideas, biological material and techniques for their handling and use, chemical and/or information analysis and related products and data, computer programs and software, software designs and documentation, source codes, algorithms, techniques, schematics, know-how and data, and any other confidential or proprietary information of the Company or its customers or clients which I have been, or may be exposed to, or have learned or may learn of from time to time in connection with or as a result of my capacity as an employee of or consultant to the Company, including during the term of this Agreement. Proprietary Information shall not include information that is, through no improper action or inaction by me, generally available to the public. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers which may be learned by me during the period of my employment.

2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:

(a) All Proprietary Information and all patents, copyrights, trade secret rights and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it without the written consent of the Company, except as may be necessary in the ordinary course of performing my duties to the Company.

(b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately as and when requested by the Company.

1

(c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, works of authorship, processes, computer programs and software, software designs and documentation, algorithms, techniques, schematics, know-how data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for six (6) months thereafter. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.

(d) During the term of my employment and for [*] thereafter, I will not, directly or indirectly, in any manner, (i) solicit, hire or offer to hire any employee or contractor of the Company while that person is employed or engaged by the Company and for [*] months after termination of that person’s employment or engagement, or (ii) otherwise encourage or induce any such employee or contractor to discontinue his or her relationship with the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(e) During the term of my employment and for [*] thereafter, I will not, directly or indirectly, in any manner, (i) solicit, in competition with the Business, the business of any person, firm, corporation, partnership, limited liability company, trust or other business entity which is a customer of the Company or which was a customer of the Company at any time during Employee’s employment with the Company, (ii) in any other manner persuade or attempt to persuade any such person, firm, corporation, partnership, limited liability company, trust or other business entity to discontinue or alter its business relationship with the Company, or (iii) otherwise solicit for a competitive purpose or interfere with the Company’s relationship with any such person, firm, corporation, partnership, limited liability company, trust or other business entity.

(f) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted by law, and, to the extent permitted by law, shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. With respect to any and all matters arising out of or relating to my employment or consultancy with the Company, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my

[*]	Confidential treatment requested; certain information omitted and filed separately with the SEC.

2

agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, trade secret rights or other rights thereon with the same legal force and effect as if executed by me.

(g) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and/or that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement I represent that I have no such Inventions and improvements at the time of signing this Agreement. I understand that any such list shall not contain information that breaches an obligation of confidentiality with a former employer.

(h) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

3. The Company agrees that it will not request as part of my employment that I divulge or make use of proprietary information of any of my former employers that has commercial value to the former employer who developed such information.

4. I acknowledge that in the event of my breach or threatened breach of the terms of this Agreement, the Company shall not have an adequate remedy at law and shall, in addition to any other available rights and remedies, have the right to obtain injunctive relief, including without limitation specific performance.

5. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators, and shall inure to the benefit of the Company and any current and future affiliates, subsidiaries, successors and assigns. This Agreement supersedes any agreement which may have been previously made or executed by me relating to this matter. This Agreement shall be governed by the laws of the State of North Carolina (exclusive of conflicts of law provisions), which shall be the venue for resolution of any dispute related to this Agreement. This Agreement or any part thereof shall not be modified, amended, or waived except by the written consent of a duly authorized officer or agent of the Company.

Dated: 14 April, 2008

/s/ Christine A. Dingivan, MD
Name:	Christine A. Dingivan

Accepted and Agreed to:

Company

By:	/s/ B. Judd Hartman
Name:	B. Judd Hartman
Title:	GC

3

Exclusions

The following are excluded from the operation of this Agreement:

All Inventions that Christine A. Dingivan conceived, in whole or in part, prior to the date hereof in connection with her employment with Medimmune, Inc. and which are the subject of issued or pending patent applications.

4